UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015

EVENTURE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172685	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

855.986.5669

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 19, 2015, we entered into an Advisory Agreement (the “VC Agreement”) with VC Advisory, LLC, a Nevada limited liability corporation (“VC”) pursuant to which VC is providing us with financial consulting services (the “Services”). The Services include advice regarding prospective acquisitions, consolidations, mergers, joint ventures and financial strategies. The VC Agreement has a one-year term which is subject to renewal for one or more additional one-year terms upon mutual agreement of the parties. Either party may terminate the Agreement upon ten business days advance written notice.

In consideration of the Services, we are paying VC a monthly fee of $15,000 which is payable, at our election, either in cash or stock. The VC Agreement also contains a finder’s fee provision pursuant to which we are required to pay VC a fee equal to 6.5% of the enterprise value of any company or assets that we acquire during the term of the VC Agreement or within twelve months thereafter as the result of an introduction by VC made to us during the term. Such finder’s fee is payable in cash or stock or a combination thereof as mutually determined by us and VC. The Agreement also requires us to issue 150,000 3-year warrants to VC, each exercisable for the purchase of one share of common stock at an exercise price equal to 102% of the average of the 10 trading day value weighted average closing price for our common stock during the period immediately prior to the date of the VC Agreement. We are required to issue 1,500,000 additional warrants to VC, each exercisable for the purchase of one share of our common stock at an exercise price equal to 102% of the average of the 10 trading day value weighted average closing price for our stock during the period immediately prior to the date of the VC Agreement in the event that VC introduces us to a party during the term who provides us with financing of not less than $5,000,000 during the term or within twelve months thereafter.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

The following exhibits are filed with this Report:

Exhibit Number	Description

10.1	Advisory Agreement between Registrant and VC Advisors, LLC, dated May 19, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: May 26, 2015	By:	/s/ Gannon Giguiere
	Name:	Gannon Giguiere
	Title:	President